EXHIBIT 1.1

                           STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 28th day of February, 2003, by and among Bluestem Capital Partners II Limited Partnership, a South Dakota limited partnership ("Seller") and William Tay, an individual or his assigns, 2000 Hamilton Street, #520, Philadelphia, Pennsylvania 19130-3883 ("Purchaser").

                             W I T N E S S E T H:

WHEREAS,  Seller  is  a  shareholder of Jeremy's Microbatch Ice Creams, Inc., a
                    Delaware corporation (the "Company");

WHEREAS, Seller currently  owns 1,759,882 shares of common stock in the Company
(the  "Shares"),  which  represents   approximately   55%  of  the  issued  and
                   outstanding common shares in the Company

WHEREAS, Purchaser desires to purchase all of the Shares from Seller for a purchase price of Two Thousand Five Hundred Dollars ($2,500); and

WHEREAS, the parties desire to enter into and execute this Agreement for the purpose of setting forth the terms and conditions of the sale and purchase contemplated herein.

NOW THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:


1. Purchase And Sale Of Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing and the Seller agrees to sell to Purchaser at the Closing, all of Seller's Shares, par value $0.01, for a total price of Two Thousand Five Hundred Dollars ($2,500.00).

            2.    Closing

            . The purchase and sale of the Shares shall take place on or before February ___, 2003, at such time and place as the Purchaser and Seller mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At Closing, Purchaser shall deliver to Seller, in cash, cash equivalent, or wire transfer, $2,500, and Seller agrees to endorse any certificates evidencing the Shares.

            3.    Limited Representations and Warranties of the Seller

            . The Seller and Purchaser acknowledge and agree that Seller has not made any representations or warranties of any sort regarding the Company, its ownership thereof, whether it is current with its filing with any regulatory agency, or the Shares to be purchased hereunder

            . Seller has the full power and authority to execute and deliver this Agreement and Shares to Purchaser.

            4.    Representations and Warranties of Purchaser

            . Purchaser hereby represents and warrants that Purchaser has full power and authority to enter into this Agreement and such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms. Purchaser agrees and acknowledges that this Agreement and the purchase of Shares hereunder was not made as a result of any representations, whether written or oral, any warranties or other information provided by Seller regarding the Company or the Shares. Purchaser further acknowledges that Seller is not making any warranties or representations regarding the Company or its Shares and that the Purchaser has performed its own due diligence and is satisfied with such results.

            5.    Successors and Assigns

            . Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            6.    Governing Law

            . This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of South Dakota as applied to agreements among South Dakota residents entered into and to be performed entirely within South Dakota.

            7.    Counterparts

            . This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.    Entire Agreement

            . This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

            9. Expenses. The Purchaser shall be responsible for any and all costs or expenses incurred by Seller to effectuate the transfer of Shares hereunder, including, but not limited to any brokerage fees and any filing fees or expenses incurred for SEC filings required as a result of Seller's transfer of the Shares. Notwithstanding, the parties shall be responsible for their own legal and administrative fees in the preparation of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    BLUESTEM CAPITAL PARTNERS II LIMITED
                                    PARTNERSHIP, a South Dakota limited
                                    partnership

                                    By:  Bluestem Capital Company II, LLC,a
                                         South Dakota limited liability
                                         companyits general partner


/s/                                        By /s/
--------------------------------           --------------------------------
William Tay                                Its Vice President